Item 7(c)
                                   Exhibit (2)

                              ASSET SALE AGREEMENT


                             HEIDELBERG AREA FIELDS

                           JASPER COUNTY, MISSISSIPPI


                                     BETWEEN



                               CHEVRON U.S.A. INC.


                                   (As Seller)


                                       and


                            DENBURY MANAGEMENT, INC.
                                   (As Buyer)

                              ASSET SALE AGREEMENT


     THIS ASSET SALE AGREEMENT (this "Agreement"), dated November 24, 1997, is between CHEVRON U.S.A. INC., a Pennsylvania corporation with a mailing address of 1301 McKinney, Houston, Texas 77010 its successors and assigns ("Seller") and DENBURY MANAGEMENT, INC. a Texas corporation with a mailing address of 17304 Preston Road, Suite 200, Dallas, Texas 75252, its successors and assigns ("Buyer"),

                               W I T N E S S E T H:

     That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

      1.    SALE AND PURCHASE OF ASSETS

            1.1   Assets To Be Sold.

                    1.1.1 Seller shall sell, transfer, and assign, or cause others to sell, transfer and assign and deliver to Buyer, and Buyer shall purchase and receive all of Seller's rights, title, and interests and obligations (but exclusive of the equipment, machinery, and other real, personal, movable, immovable and mixed property expressly reserved by Seller pursuant to Section 1.2 hereof) in and to the following:

                         a) the oil and gas leases listed and described in Exhibit "A" (collectively, "Leases"), including, but not limited to, all associated minerals, substances, materials and compounds contained in the soils, subsurface, waters, and groundwaters of the Leases or that are a part of the Leases;

                         b) all oil and gas wells, salt water disposal wells, injection wells and other wells, plugged or unplugged, located on the Leases or on lands pooled therewith (collectively the "Wells");

                         c) all equipment, machinery, fixtures, flowlines, materials, improvements listed on Exhibit "A-1", and any other real, personal, movable, immovable and mixed property located on, used or formerly used in the operation of, or relating to the production, treatment, sale, or disposal of hydrocarbons, water, and associated substances produced from the Leases (the "Personal Property"), including, but not limited to, any ponds, pits, wells, mounds, or other facilities located on the Leases or on the lands pooled therewith and used for the management, handling, storage or disposal of any substances, wastes, byproducts, or contaminants produced from or discharged onto the site of the Leases, including, but not limited to, any environmental conditions, hazardous substances, or Naturally Occurring Radioactive Materials (NORM) that might be present on the Leases;

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                         d) all natural  gas,  casinghead  gas,  drip  gasoline,
                         natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid, produced from or allocable to the Assets (as hereinafter defined) after the Effective Date (the "Hydrocarbons");

                         e) to the extent transferable, all contracts, permits, rights-of-way, easements, licenses, servitudes and agreements (including but not limited to those described on Exhibit "A") relating to the Leases, Wells or Personal Property or the ownership or operation thereof, or the production, treatment, sale, storage or disposal of hydrocarbons, water, or substances associated therewith (the "Applicable Contracts");

                         f) copies of records relating to the Leases, Wells, Hydrocarbons, Applicable Contracts and Personal
                         Property, owned by Seller and which Seller is not prohibited from transferring to Buyer by law or existing contractual relationship including as follows: all (i) lease, land, and division order files (including any abstracts of title, title opinions, certificates of title, title curative documents, and division orders contained therein), (ii) the Applicable Contracts; (iii) all well, facility, and historic production files (collectively, the "Records")and (iv) all geological files (including structure maps, logs and isopach maps) relating directly to the Leases (the "Geologic Data"), said Geologic Data being accepted "AS IS, WHERE IS" without warranty or representation of any nature or kind as to the accuracy, completeness, materiality, validity or fitness for any purpose of such Geologic Data and with all faults and same is delivered for the purpose of Buyer's independent evaluation and any use or reliance thereon is at Buyer's sole risk. Such Geologic Data shall not be further transferred without Seller's express written consent;

                         g) any agreements burdening any part of the Assets, including but not limited to that certain unrecorded Farmout Agreement (LR-023456) dated April 4, 1997, by and between Bob McAdams, Inc. and Seller; and

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

                         h) a non-exclusive seismic license agreement, attached hereto as Exhibit A-2, to use the seismic data obtained from Seller's 1993 Heidelberg 3-D seismic survey covering a 36 square mile area around the properties in Jasper County, Mississippi.

                         All of the above including, but not limited to, the Leases, Wells, Personal Property, Hydrocarbons, Applicable Contracts, and Records are hereinafter collectively referred to as the "Assets."

                    1. The transfer of the Assets shall be made at Closing (as hereinafter defined in Section 10.2.1), but shall be made effective as of the Effective Date (as hereinafter defined). Seller and Buyer shall execute such additional documents as may be necessary to transfer the interests herein sold and purchased on the records of any purchaser of hydrocarbons produced from or allocable to the Assets.

               A. Exclusions and Reservations: Specifically excepted and reserved from this transaction are the following, including those items described on Exhibit "A-3", hereinafter referred to as the "Excluded Assets":

                         a) Any of Seller's reserve estimates, economic analyses, pricing forecasts, legal opinions or analyses, or information considered by Seller as confidential or protected by "Attorney-Client Privilege";

                         b) Subject to the provisions of Section 11.2, all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty or other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date;

                         c) All corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any financial and tax records which directly relate to the Assets, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

                         d) All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;


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

                         e) All hydrocarbons produced from or attributable to Seller's interest in the Assets with respect to all periods prior to the Effective Date, which are removed or sold by Seller within 30 days of the Effective Date, together with all proceeds from or of such hydrocarbons;

                         f) Claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, (ii) income or franchise taxes;

                         g) All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements affecting the Assets for all periods prior to the Effective Date;

                         h) All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date;

                         i) Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets prior to the Effective Date; and

                         j) All Seller's patents, trade secrets, copyrights, names, marks and logos.

               B. Conveyancing Instruments. "The portion of the Assets to be conveyed by Seller which are referred to in Section 1.1.1 a) above shall be by special warranty of title, by through and under Seller. The remainder of the Assets to be conveyed by Seller to Buyer pursuant to Section 1.1.1 shall be conveyed "AS IS, WHERE IS" with the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to
               Section 1.1.1 shall be transferred pursuant to an Assignment and Bill of Sale as provided in Section 10.2 hereof in substantially the form of Exhibit "B" (the "Assignment").

               C. Seller's Election to Effect IRC S1031 Exchange. In the event Seller so elects, Buyer agrees to accommodate Seller in effecting a tax-deferred exchange under Internal Revenue Code S1031, as amended. Seller shall have the right to elect this tax -deferred exchange at any time prior to the date of Closing. If Seller elects to effect a tax deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.

               D. Suspended Proceeds. In the event the Assets include funds being held by Seller in suspense for the benefit of a third party or parties, Seller shall transfer and pay to Buyer, and Buyer agrees to accept from Seller and hold for the benefit of Seller and the party or parties entitled to receive payment thereof, all monies representing the value or proceeds of production removed or sold from the Assets and then held by Seller for accounts from which payment has been suspended, such monies being hereinafter called Suspended Proceeds. Buyer shall be solely responsible for the proper distribution of such proceeds to the party or parties entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any claims therefore to the extent of monies transfered for any particular suspended interest.

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     I. PURCHASE PRICE AND EFFECTIVE DATE

               A. Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee, Two Hundred Two Million United States dollars ($202,000,000.00) (the "Purchase Price"), as set forth below. The Purchase Price as adjusted in accordance with Section 2.4 shall be referred to as the "Adjusted Purchase Price."

                    1. A deposit in the amount of five percent (5%) of the Purchase Price (the "Deposit"), or Ten Million One Hundred Thousand dollars ($10,100,000.00) shall be paid upon execution of this Agreement by Buyer, but in no event later than November 26, 1997.

                    2. The balance of the Adjusted Purchase Price less the principal amount of the Deposit, exclusive of interest earned, shall be paid at Closing by wire transfer, in immediately available funds, as provided below.


               B. Transfer of Purchase Price. The Deposit and Adjusted Purchase Price shall be paid by Buyer on the dates provided in Sections
               2.1.1 and 2.1.2 above by completed wire transfer, in immediately available funds to:

                        Union Bank of California
                        ABA #122000496
                        Attn:  Domestic Custody
                        for further credit to Royal Palm Equity Exchange, Inc. Account No. 250009060-01
                        Attn:  Aran King or Moon Lee


               C. Allocation of Purchase Price. The Purchase Price shall be allocated among tangibles and intangibles comprising the Assets as follows: Eighty Percent (80%) of the Purchase Price shall be attributed to the Leases and associated agreements and Twenty Percent (20%) of the Purchase Price shall be attributed to the wells, equipment and other Personal Property. Buyer and Seller agree to be bound by the allocation of the Purchase Price among tangible and intangible Assets set forth herein for all purposes; to consistently report such allocations for all federal, state and local income tax purposes; and to timely file all reports required by the Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations.

               For any Purchase Price adjustments under Section 7 hereof, Buyer and Seller have mutually agreed upon an allocation of purchase price on a property by property basis as indicated on Exhibit "A" attached hereto.

               D. Adjustments to Purchase Price. The Purchase Price shall be adjusted in accordance with this Section 2.4.

                    1. The Purchase Price shall be increased by the following amounts (without duplication):

                         a) subject to the limitations of Section 9.1, the amount of all actual operating or capital expenditures or prepaid expenses attributable to the Assets (inclusive of Seller's overhead or administrative expenses attributable or allocable to the Assets) including, without limitation, royalties, rentals and other similar charges, excise, severance and production taxes and any other taxes based upon or measured by the production of hydrocarbons or the receipt of proceeds therefrom, and, subject to the limitations of Section 9.1, expenses paid to Seller or a third person under applicable joint operating agreements or other contracts or agreements included in the Assets, or in the absence of any joint operating agreement, those customarily billed under such agreement, including without limitation, drilling, completion, reworking, deepening, side-tracking, plugging and abandoning, geological and geophysical and land costs paid by or on behalf of Seller in connection with the operation of the Assets which are attributable to the period of time from the Effective Date to the Closing ("Closing Period");

                         b) the value of merchantable liquid hydrocarbons in storage above the pipeline connection on the Effective Date which are produced from or allocable to the Assets prior to the Effective Date (it being understood that such value shall be based on the price at which such hydrocarbons were sold after the Effective Date (on a first-in, first-out basis), less applicable taxes and royalty payments) ("Inventory Value");

                         c) the amount of any property or ad valorem taxes paid by Seller prorated in accordance with Section 5.1;

                         d) any other amount agreed upon by Seller and Buyer;

                         e) an amount equal to any appropriate increases in value of the Assets, as determined in accordance with
                         Section 7.7; or

                         f) the value of capital equipment added to the Assets between the date of this Agreement and the Effective Date.

                    2. The Purchase Price shall be decreased by the following amounts:

                         a) an amount equal to the gross proceeds received by Seller from the sale of hydrocarbons, both liquid and gaseous, produced from or allocable to the Assets after the Effective Date (during the Closing Period), net of all applicable taxes not reimbursed to Seller by a purchaser of hydrocarbons and royalty payments;

                         b) reductions  due to Title Failures as provided for in
                         Section 7.5;

                         c) reductions due to Material Contamination as provided for in Section 8.3;

                         d) the amount of any property or ad valorem taxes prorated in accordance with Section 5.1 and

                         e)  reductions  due to Force  Majeure  as  provided  in
                         Section 11.4.

               E. Effective Date of Sale. The effective date of the sale of the Assets described in Section 1.1, hereof, shall be January 1, 1998, as of 7:00 a.m., local time where the Assets are located (the "Effective Date").

II.  ALLOCATION OF REVENUES, ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

               A. Allocation of Revenues. Seller shall receive all proceeds from the sale of hydrocarbons physically produced from or allocable to the Assets prior to the Effective Date, and shall also receive all other revenues and benefits attributable to the Assets accruing or relating to all periods before the Effective Date. Buyer shall receive all proceeds from the sale of hydrocarbons physically produced from or allocable to the Assets on or after the Effective Date, and shall also receive the proceeds of all other revenues and benefits attributable to the Assets accruing or relating to all periods after the Effective Date.

               B. Payment of Invoices. After the Closing, Seller shall be required to pay only that portion of invoices received that are applicable to work performed or material received in the period prior to the Effective Date; other charges and invoices shall be returned to the vendor for rebilling to Buyer. Similarly, after the Closing, Buyer shall pay only that portion of invoices received that are applicable to work performed or material received in the period on or subsequent to the Effective Date; other charges and invoices will be returned to the vendor for rebilling to Seller.

               C. Liabilities After Closing and Indemnities.

                    1. As additional consideration for the sale of the Assets, Buyer shall timely and fully satisfy all Abandonment Obligations associated with the Assets. As used herein, the term Abandonment Obligations shall mean and include all obligations associated with and liability for (i) the plugging and abandonment of all wells, either active or inactive, (ii) the removal of structures, facilities, foundations, pits, ponds, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets, (iii) the clearance, restoration and remediation of the surface and subsurface of the Assets, and (iv) the removal, remediation and abatement of any petroleum material, any contamination or pollution (including, without limitation, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping or disposing of any chemical substance, pollutant, contaminant, toxic substance, radioactive material, hazardous substance, NORM, waste, saltwater, crude oil, or petroleum product) of the surface (including surface water), subsurface (including groundwater) air or subsurface strata, all in accordance with or as required by applicable agreements, implied or express, including without limitation, leases, unit agreements and operating agreements, or by law, regulation, order, permit, judgment or decree. Except as to Claims asserted or filed prior to the Effective Date, Buyer shall protect, indemnify, hold harmless and defend Seller, its affiliates, officers, directors, employees and agents, against any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorney"s fees), costs, expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment) whether based on any theory of liability, including, but not limited to, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liabilty, or statutory liability, and whether arising from, resulting from or related to Buyer's failure to timely and fully satisfy the Abandonment Obligations or under any obligations under this Agreement or imposed by any applicable statutes, laws, rules, or regulations, or orders. Buyer further agrees to take whatever actions are necessary to protect Seller from being subjected to any such claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees, costs, or expenses, including, but not limited to remediation and restoration, and will comply with reasonable requests by Seller that Buyer take such action. Any future conveyance of the Assets shall specifically reference and describe Buyer's obligations to Seller set forth herein and any purchaser thereunder shall expressly acknowledge and assume said obligations.

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



                    2. Buyer shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the agreements, leases, easements, permits, commingling authorizations and other contracts appertaining to Seller's interest in the Assets as of the time of Closing of this purchase and sale; and this purchase and sale is made expressly subject to all agreements, leases, easements, permits, commingling authorizations and other contracts, whether or not the same are herein specifically identified. Buyer shall assume and be responsible for all obligations of Seller accruing under such agreements after the Effective Date."The Buyer shall assume operations effective January 1, 1998, and shall be responsible for the payment for production which accrues from and after that date. The Seller shall indemnify the Buyer for all payments made for production which accrued prior to the Effective Date in all respects."

                    3. As  used in any  provision  of this  Agreement,  "Claims"
                    shall mean all liabilities, losses, costs, damages, expenses, penalties, fines, obligations, judgments, costs of investigation, attorney's fees, expert's fees and disbursements of any kind or of any nature whatsoever, claims, actions, causes of action, demands, filings, investigations, administrative proceedings, arbitrations, mediations, suits or other legal proceedings.

                    4. Buyer shall defend, protect, indemnify and hold Seller harmless against any and all Claims resulting from any and all damages, liabilities, claims, demands, orders and suits or causes of action asserted or filed on or after the Effective Date in any way arising from ownership, operations or activities related to the Assets and the contracts and agreements appertaining thereto including but not limited to acts or omissions of Seller, based upon any theory, whether in contract, negligence, willful misconduct, liability without fault, strict, liability, tort or other.

                    5. Buyer specifically assumes the risk of description, title, and the condition of the Assets and shall inspect the Assets prior to the Closing. Such inspection shall cover but not be limited to the physical and environmental condition, both surface and subsurface, of the Assets. Buyer shall as part of its environmental assessment test for the presence of Naturally Occurring Radioactive Materials (hereinafter referred to as "NORM"). The generation, formation, or presence of NORM in or on the Assets shall, after the Effective Date set forth herein, be the sole responsibility of the Buyer and the Buyer shall defend, indemnify and hold Seller harmless from any and all Claims resulting from any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorneys fees) costs, expenses, whether based on any theory of tort, breach of contract, strict liability or statutory liability asserted or filed on or after the Effective Date in any way arising from, resulting from or related to the presence of NORM. Buyer agrees that any future assignment of the Assets shall contain similar language binding its assignee and all further assignees concerning the presence of NORM.

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       III. ESCROW AGREEMENT

               A. Form, Amount, Timing. SEE ATTACHED EXHIBIT A-4

       IV.  TAXES AND PAYABLES

                    Payment of Taxes. All real estate, occupation, ad valorem, personal property taxes and charges on any of the Assets shall be prorated as of the Effective Date. Seller shall pay all such items for all periods prior to such date and shall be entitled to all refunds, recoupments, rebates and credits with regard to such periods. Seller shall be responsible for all oil and gas production taxes, windfall profits taxes, and any other similar taxes applicable to oil and gas production occurring prior to the Effective Date, and Buyer shall be responsible for all such taxes applicable to oil and gas production occurring on and after the Effective Date. Buyer shall be responsible for all sales, use and similar tax arising out of the sale of the Assets. At the Closing, Buyer shall pay Seller all state and local sales or use taxes applicable to that portion of the Assets which is tangible personal property, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law, provided, however, that if Buyer holds a direct payment permit which is valid at the time of the Closing, Buyer shall assume all responsibility for remitting to the appropriate taxing authority the state and local sales and use taxes due, and shall provide Seller with any exemption certificates or other documentation required under applicable law in lieu of paying Seller the taxes due. Buyer shall hold harmless and shall indemnify Seller for any sales or use taxes assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorney's fee. Any legal expenses incurred by Seller to reduce or avoid any of the aforementioned taxes attributable to Buyer, shall be paid or reimbursed by the Buyer.

                    Should this purchase and sale constitute an isolated or occasional sale and not be subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, no sales tax will be collected by Seller from Buyer at the date of Closing. Seller agrees to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.

       V.   REPRESENTATIONS AND WARRANTIES

               A. Seller's Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:

                    1. Seller is a corporation duly organized and validly existing, in good standing, under the laws of the State of Pennsylvania. Seller has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

                    2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller and Seller is not subject to any charter, by- law, lien, or encumbrance of any kind, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

                    3. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

                    4. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSETS ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, OPERATING CONDITION, SAFETY OF EQUIPMENT, TITLE TO PERSONAL PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR
                    EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS".

               B. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

                    1. Buyer is a corporation duly organized and validly existing, in good standing, under the laws of the State of Texas and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

                    2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

                    3. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

                    4. Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.

                    5. Buyer has made, or arranged for others to make, an inspection of the Assets. Subject to Seller's foregoing representations and warranties, Buyer, at Closing, will accept all Assets in "as is and where is" condition, with an expressed acceptance and understanding of the representations and disclaimers contained herein.

                    6. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation operations, related oilfield operations and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer's own investigation of the physical condition of the Assets, including subsurface conditions. Buyer is acquiring the Assets precisely and only in an "as is and where is" condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned oil and gas wells, pits and landfills, flowlines, pipelines, water wells and sumps which may not have been revealed by Buyer's investigation are located thereon. Buyer hereby agrees to assume full responsibility for compliance with all obligations or regulations concerning all of such conditions, known or unknown, and further agrees to indemnify Seller for same, including, but not limited to, indemnification for liability under all Environmental Laws, as defined in this Agreement.

                    7. WAIVER OF CONSUMER RIGHTS. BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT,
                    SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

                    TO THE EXTENT APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER ALSO WAIVES THE PROVISIONS OF TITLE 75, CHAPTER 24 OF THE MISSISSIPPI CODE, "REGULATION OF BUSINESS FOR CONSUMER PROTECTION".

                    8. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVERS, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY
                    PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

       VI.  TITLE MATTERS.

               A. Asset Title Review. Prior to Closing, Seller will have made available to Buyer, without express or implied warranty of any kind regarding the accuracy of such information, copies of all information in Seller's possession regarding Seller's title to the Assets, which information Buyer may copy at its sole cost and expense (unless prohibited by agreement between Seller and a third party). Buyer may review the information at Seller's office at 11111 S. Wilcrest, Houston, Texas 77236; or any other location where such information may be available, depending on the files reviewed. Except as otherwise provided in this Agreement, Seller shall not perform any additional title work. Any existing abstracts and title opinions have not been made and will not be made current by the Seller. Buyer specifically agrees that any conclusions made from any examination done or caused to be done have resulted and shall result from its own independent review, skill, knowledge and judgment only. With regard to Buyer's due diligence review of Seller's files, Buyer or Buyer's representative, will be entitled to review and audit Seller's records, including but not limited to, confirmation of review and direct lease operating expenses covering the previous two year periods (1995 and 1996) and the interim period from January 1, 1997 through September 30, 1997.

               B. Title Adjustments. If prior to Closing Buyer determines the existence of a "Title Defect" as defined in Section 7.3 below, Buyer shall notify Seller in writing of any matter Buyer considers to be a Title Defect as soon as Buyer becomes aware of such Title Defect but, in any event, by not later than 4:00 p.m. CST on December 17, 1997 (the "Defect Notice Date"). Such notice ("Notice of Title Defect") shall include (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Title Defect, (iii) Buyer's calculation of the amount by which each Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) all necessary and desirable supporting documentation. Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert in its Notice of Title Defect on or before the Defect Notice Date.

               C. Title Defect. The term "Title Defect" shall refer to any defect or deficiency in title, except for Permitted Encumbrances that (i) creates a lien, claim, encumbrance or other obligation affecting the interests of Seller in the Assets, (ii) diminishes Seller's net revenue interest (defined as Seller's share of the proceeds from the sale of hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, or other burdens on production or non-operating interests applicable thereto) from that set forth on Exhibit "A",
               (iii) increases Seller's working interest (defined as Seller's share of the costs of operation, development or production borne by the owner of such interest) from that set forth in Exhibit "A" without a corresponding increase in Seller's net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest.

               D. Permitted Encumbrances. As used in this Section, the term "Permitted Encumbrance" means:

                    a) lessor's royalties, non-participating royalties, overriding royalties, and division orders and sales and transportation contracts containing customary terms and provisions covering oil, gas or associated liquefied or gaseous hydrocarbons, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on Exhibit "A" or increase the working interest of any Asset from that set forth in Exhibit "A" without a corresponding increase in the revenue interest;

                    b) subject to the provisions of Section 9.2 hereof, preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements with respect to which prior to Closing
                    (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

                    c) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                    d) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained;

                    e) conventional rights of reassignment requiring less than ninety (90) days notice to the holders of such rights;

                    f) such Title Defects as Buyer may have waived;

                    g) easements, rights-of way, servitudes, permits, surface leases and other rights in respect of surface operations; provided they do not materially interfere with Buyer's operation or use of the Assets;

                    h) defects, irregularities and deficiencies in title of or to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets;

                    i) environmental laws and regulations to the extent valid and applicable to the Assets;

                    j) vendors', carriers', warehousemen's, repairmen's mechanics' workmen's, materialmen's, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

                    k) all other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default, and/or which individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Exhibit "A" and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the interests in any amount greater than the working interest set forth on Exhibit "A" (unless the net revenue interest for such Asset is greater than the net revenue interest set forth in Exhibit "A" in the same proportion as any increase in such working interest).

               E. Remedies for Title Failures. With respect to each Title Defect asserted by Buyer in the Notice of Title Defect, if Seller requests, Seller and Buyer shall discuss and agree whether a particular matter constitutes a Title Defect. Seller shall have the right but not the obligation to cure any Title Defect asserted in such Notice at its own expense prior to Closing, in which case the parties shall proceed to Closing without adjustment of the Purchase Price. If Seller fails to cure any Title Defect on or prior to Closing, it shall be deemed to be a title failure ("Title Failure") for the relevant Asset. Buyer shall not be entitled to any adjustment to the Purchase Price until such time as the Title Failures aggregate to 3% of the initial unadjusted Purchase Price set forth in Section 2.1 (the Deductible Amount"). Notwithstanding the provisions of the foregoing sentence or any other provision of this Agreement, it is specifically agreed and understood that liquidated amounts due and owing in respect of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like liens shall not be included in the Deductible Amount, but shall otherwise be treated as Title Defects in accordance with the provisions of Section 7, including, without limitation, the provisions of Section 7.5 (a)-(c). Buyer and Seller shall negotiate in good faith to reach agreement regarding the value of any Title Failure, and unless waived by Buyer shall mutually agree to one of the following options with respect to each Title Failure:

                    a) if the Title Failure results from a difference in net revenue interest from that shown on Exhibit "A", the parties shall proceed to Closing and reduce the Purchase Price by an amount ("Defect Amount") determined by multiplying the Purchase Price by a fraction the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest shown on Exhibit "A" and the denominator of which shall be the net revenue interest shown on Exhibit "A";

                    b) if the Title Failure results from a difference in the working interest from that shown on Exhibit "A", the parties shall proceed to Closing and reduce the Purchase Price by a Defect Amount determined by multiplying the Purchase Price by a fraction the numerator of which shall be the difference between the actual working interest being conveyed and the working interest shown on Exhibit "A" and the denominator of which shall be the working interest shown on Exhibit "A";

                    c) if the Title Failure is one other than described in items
                    (a) or (b), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.

               F. Termination Amount. Notwithstanding anything to the contrary herein, if the aggregate amount of adjustments to the Purchase Price for Title Failures reaches an amount equal to 25% of the initial unadjusted Purchase Price set forth in Section 2.1 (the "Termination Amount"), either Buyer or Seller shall have the option to terminate this Agreement, without any liability, upon written notice to the other party on or prior to the Closing. For purposes of determining each party's right to terminate this Agreement pursuant to this Section 7.6, the amount of Title Defect adjustments shall be the amounts set forth in Buyer's Notices of Title Defects unless Buyer and Seller agree to a lesser amount in accordance with Section 7.5. If either party exercises its option to terminate this Agreement pursuant to this
               Section 7.6, this Agreement shall become void and have no effect, and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement. In the event of termination under this Section 7.6, the Deposit shall be refunded to Buyer.

               G. Increase in Purchase Price. Seller shall be entitled to an increase in the Purchase Price with respect to any interest to which Seller has (i) record title ownership of a net revenue interest that is greater than the net revenue interest set forth on Exhibit A of this Agreement and/or (ii) an ownership interest in any Personal Property greater than the interest for such Asset set forth on Exhibit A (the "Additional Interest"). In the event that Seller is entitled to an adjustment, such adjustment shall be calculated in the same manner as downward adjustments to the Purchase Price.

       VII. ENVIRONMENTAL MATTERS

               A. Environmental Review. Promptly after signing this Agreement, Buyer shall have access to environmental data in Seller's files for the Assets to be sold herein. Buyer shall review the information at Seller's office at 1301 McKinney, Houston, Texas 77010 or other locations specified by Seller. Buyer specifically acknowledges that such access is given as an accommodation only, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so or otherwise disclosed to or obtained by Buyer and that Buyer relies and depends on and uses any and all such environmental information exclusively and entirely at its own risk and without any recourse to Seller whatsoever. Seller shall cooperate with Buyer for the performance by Buyer of any additional environmental testing at Buyer's expense, which testing shall be conducted in a reasonable manner so as not to interfere with Seller's operation of the Assets, and Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited basis before Closing.

               B. Material Contamination. If as a result of information provided pursuant to Section 8.1, or any additional information which Buyer obtains from other sources, or any such testing done by Buyer, it is determined prior to Closing that the environment associated with the Assets has been materially contaminated ("Materially Contaminated" or "Material Contamination", such terms being defined as the violation of existing applicable federal or state laws or regulations or common law principles existing as of the Effective Date, with respect to environmental conditions, to the extent that as to each claim or all claims in the aggregate (i) prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment of $500,000.00 or more or (ii) removal and remediation of such contamination required by federal or state laws or regulations existing as of the Effective Date would be reasonably likely to result in expenditures of $500,000.00 or more), Buyer shall notify Seller in writing of any and all such Material Contamination claims no later than 4:00 p.m. CST, on December 17, 1997. Such notification shall include (i) a detailed description of such claims, (ii) a copy of any environmental assessment, reports, data and information pertaining to such claims, and
               (iii) Buyer's calculation of the amount by which such claims have diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner. As used in this Section 8, the term Damages shall mean any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees, or expenses (including but not limited to reasonable attorneys' fees and all costs of court, reasonable costs of investigating any claim, site assessments, testing and remedial actions).

               C. Remedies for Material Contamination. Either:

                    a) Buyer shall correct or make arrangements for the correction of such Material Contamination and the parties shall proceed to Closing with a reduction of the Purchase Price in an amount mutually agreed to by the parties and with Buyer defending, indemnifying and holding Seller harmless against all Damages attributable to such Material Contamination; or

                    b) Prior to or at Closing, Seller and Buyer shall mutually agree in writing separate and apart from this Agreement that Buyer shall accept the Assets subject to such Material Contamination, that the parties shall proceed to Closing without adjustment of the Purchase Price, and that Seller shall indemnify Buyer against all Damages incurred by Buyer with respect to such Material Contamination up to but in no event to exceed 5% of the initial unadjusted Purchase Price set forth in Section 2.1 and only as to that portion of such Damages which are in excess of $500,000.00 of the initial unadjusted Purchase Price set forth in Section 2.1. (such amounts being cumulative for any and all claims of Material Contamination made by Buyer).

                    If the parties are unable to agree upon one of the foregoing options, either party shall be entitled to terminate this Agreement without further liability for either party, unless Buyer agrees to waive such Material Contamination and assume all liability and obligations relating thereto. If Buyer does not agree to waive Material Contamination, the Deposit shall be refunded to Buyer. Each party shall cooperate with the other party's reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed.

               D. Indemnities for Material Contamination. The indemnities provided for in paragraphs (a)-(c) of Section 8.3 by Buyer and Seller, as the case may be, for Damages relating to Material Contamination identified in the notice to Seller under Section
               8.2 shall include, without limitation, an agreement to protect, indemnify, hold harmless and defend the Buyer or Seller, as the case may be, its affiliates, officers, directors, employees and agents, against any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorney's fees), costs, expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment) whether based on any theory of liability, including, but not limited to, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, arising under any obligations under this Agreement or imposed by any applicable statutes, laws, rules, or regulations, or orders. The indemnities will further include an agreement by the party providing the indemnification to take whatever actions are necessary to protect the party being indemnified from being subjected to any such claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees, costs or expenses, and to comply with reasonable requests by the party being indemnified take such actions.

               E. Post-Closing Environmental Indemnification by Buyer. As of the Closing, Buyer specifically assumes and shall be responsible for all obligations and liabilities and shall defend, indemnify and hold Seller harmless in accordance with Section 3.3 including, but not limited to, indemnification for liability under any federal, state or local laws, rules, orders and regulations (i.e., any "Environmental Law", which specifically includes but is not limited to the Occupational Safety and Health Act, 29 U.S.C.A. S651, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.A. S6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. S9601, et seq.; the Clean Water Act, 33 U.S.C.A. S1251 et seq.; the Clean Air Act, 42 U.S.C.A. S7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.A. S3001, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. S2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. S2701 et seq.; and all rules, regulations and orders adopted under the foregoing statutes applicable to any waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials, or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials, or hazardous substances, on, included with, or from the Assets into the atmosphere or in or upon land or any water course or body of water, whether above or below the ground, and all other federal, state and local environmental and oil and gas laws and regulations, as well as all acts, laws, and regulations amendatory or supplemental thereto) against any and all Damages pertaining to the environmental condition of the Assets (whether relating to periods before or after the Effective Date) with the exception of Material Contamination identified in conformance with Section 8.2 and assumed by Seller pursuant to Section 8.3
               (b).

               F. NORM: It is expressly recognized that the lands and/or water bottoms, along with surface facilities and production equipment located thereon, having been used in connection with oil, gas, and water production, treatment, storage, and disposal activities, may contain Naturally Occurring Radioactive Materials
               (NORM) as a result of these operations. Accordingly, lands, the Wells, and the Personal Property to be transferred pursuant to this Agreement are to be transferred with the restriction that they will be used only in connection with oil and gas producing activities associated with the Leases, and will not be subsequently transferred for unrestricted use unless the concentrations of NORM associated therewith are below the levels specified as allowable for unrestricted transfer as set forth in any and all applicable laws, orders, rules or regulations of any governmental agency or court having jurisdiction. Additionally, Buyer agrees to comply with all provisions of such laws, orders, rules or regulations applicable to said lands, the Wells, and the Personal Property. Buyer further agrees to include the provisions of this clause in any subsequent sale or assignment of any interest in the leases therein transferred. As specified under
               Section 8.1 above, Seller shall furnish Buyer with copies of all NORM surveys which have been prepared for the Assets to be sold, as same are required under Rule 69 of the Mississippi Oil and Gas Board.

       VIII. ADDITIONAL COVENANTS

               A. Operations Prior to Closing. After the date of this Agreement and prior to the Closing, Seller, in its sole discretion, shall use and maintain the Assets in substantially the same manner in which they have been used and maintained prior to this Agreement. Unless Seller and Buyer otherwise agree, Seller shall only enter into agreements or transactions in relation to the Assets which
               (i) individually involve a fair market value of less than Fifty Thousand United States dollars ($50,000.00), and (ii) are entered into in the ordinary course of business consistent with past practices. Seller shall not be obligated for any expenditures between the execution of this Agreement or the Effective Date, whichever is the earlier and the Closing. In the event that an expenditure for purposes other than day-to-day operations is proposed or contemplated, Seller shall submit such proposal to Buyer for concurrence. Buyer will assume the risk of any consequences which arise as a result of Buyer's failure or refusal to approve and pay such expenditure. Additionally, after the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications, or incur any expenditures necessary relative to the premises to prevent or react to an emergency or environmental incident. With regard to the preceding sentence, Seller shall attempt to secure

               Buyer's consent prior to any such expenditure or action, however, Seller shall have the right to effect such expenditure or action with or without such approval, acting as would any prudent operator under similar circumstances. Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables). If because of legally binding agreements which existed prior to the date of this Agreement, Seller, after the date of this Agreement, but prior to Closing, acquires assets related to the Assets or otherwise improves the Assets, the Purchase Price shall be increased by an amount equal to the consideration to be paid by Seller for such acquisition or improvement of the Assets, and the acquired asset or improvement shall be transferred hereunder. Seller shall promptly notify Buyer of any material matter affecting the Assets known to Seller which arises from the date of this Agreement to the date of Closing.

               B. Preferential Rights and Consents to Assign. The transfer by Seller of the Assets, or any portion thereof, may be subject to the approval of lessors or governmental agencies having jurisdiction, or other forms of consent, rights of first refusal or preferential rights of purchase in favor of third parties. The process of obtaining such approvals and consents may continue after Closing. Seller and Buyer shall cooperate with one another to attempt to obtain the necessary non-governmental approvals and consents to assign and request releases of the rights of first refusal/preferential rights of purchase. If consents are denied or third parties exercise a right of first refusal/preferential right of purchase and the portion of the Assets subject thereto produced in the first six months of 1997 is in excess of one-half of the total production of all the subject Assets during such six month period, then either Buyer or Seller may terminate this Agreement and the Deposit, interest thereon, shall be refunded to Buyer. If neither Buyer nor Seller elect to terminate this Agreement, or if Assets having a value of less than one-half of the Purchase Price are affected, the affected Assets shall be deleted from this Agreement and the Purchase Price decreased with the remaining Assets to be sold hereunder. If the Asset is deleted as the result of the exercise of a right of first refusal/preferential right of purchase, the Purchase Price shall be decreased by the allocation attributable to the deleted Asset as specified in Buyer's bid letter dated November 12,1997. If the Asset is deleted as a result of the denial of consent from third parties, the Purchase Price shall be decreased in the manner provided for the deletion of an Asset with defect as described in
               Section 7 hereof, and the remaining Assets shall be sold hereunder.

     IX. CLOSING, TERMINATION AND FINAL ADJUSTMENTS

               A. Conditions Precedent. Each party's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the other party of the following conditions:

                    1. Each party shall have performed and complied with all terms of this Agreement required to be performed or complied with by it at or prior to Closing.

                    2. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a party or any of its affiliates.

                    3. The representations and warranties contained in Section 6 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

               B. Closing.

                    1. The Closing of the transactions contemplated herein and the transfer of the Assets shall occur on or before December 29, 1997, at Chevron's office, 1301 McKinney, Houston, Texas, at 10:00 a.m., local time, or such other date, time, and place as Seller and Buyer may agree in writing (the "Closing").

                    2. At Closing, the following shall occur:

                         a) Buyer and Seller shall execute and acknowledge an Assignment in substantially the form of Exhibit "B", in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement;

                         b) Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

                         c) To the extent permitted by law or contract, Seller shall execute and deliver at Closing the requisite number of Designation of Operator forms and any other necessary forms as may be required by any governmental agency having jurisdiction.

                    3. At the Closing, upon and against delivery of the documents and materials described in this Section 10.2, Buyer shall pay to Seller the Adjusted Purchase Price as provided in Section 2.1 and shall deliver to Seller the Guaranty as provided for in Section 4.1 hereof.

               C. Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

                    1. By Buyer or Seller in accordance with Section 7.6;

                    2. By Buyer or Seller in accordance with Section 8.3;

                    3. By Buyer or Seller if any  condition set forth in Section
                    10.1 has not been satisfied or waived by Closing;

                    4. By mutual written agreement of Buyer and Seller; and

                    5. If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller may, at its option, assert its right of specific performance, declare the Deposit forfeited and retain same, or pursue any other rights or remedies to which it may be entitled, at law or in equity.

                    6. If Seller, through no fault of Buyer, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Buyer may, at its option, assert its right of specific performance, have the Deposit, or pursue any other rights or remedies to which it may be entitled, at law or in equity.

               D. Final Adjustments. Within one hundred eighty (180) days after the date of Closing, Seller shall prepare a final accounting (the "Final Accounting") for the adjustments to the Purchase Price provided for in Section 2.4 and any amounts arising pursuant to
               Section 11.2 (b). Seller shall submit the Final Accounting statement to Buyer, along with copies of third party vendor invoices or other evidence of expenses agreed to by Buyer and Seller, and Buyer shall have thirty (30) days to audit same and confirm the accuracy thereof. Upon agreement by Buyer and Seller as to the accuracy of said Final Accounting, or upon the expiration of said thirty (30) day period, whichever occurs first, Seller or Buyer, whichever the case may be, shall promptly pay to the other such sum as may be found due, after making adjustments for any payments made at Closing in accordance with the Closing Statement.

               If Buyer and Seller are unable to agree to all adjustments respecting the Final Accounting within thirty (30) days after Buyer's receipt of the Final Accounting submitted by Seller, adjustments which are not in dispute shall be made between Buyer or Seller at the expiration of such 30-day period, and as to the adjustments which remain in dispute, Buyer and Seller shall continue to negotiate in good faith to reach a final agreement as to such disputed adjustments. Provided, however, if Buyer and Seller are unable to agree to such final adjustments within sixty
               (60) days after Seller provides the Final Accounting to Buyer, the parties shall submit such disagreement to arbitration which shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and terms hereof. The costs and expenses of the arbitration shall be shared equally by Seller and Buyer. Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sum as may be found to be due as the Final Accounting.

               Nothing in this Section 10.5. shall limit any right of either party to assert a claim for revenues or reimbursement after the Final Accounting, and in this regard (i) should any party receive revenues to which the other is entitled, such party shall pay over such revenues to the appropriate party within 30 days of receipt thereof, and (ii) should any party pay for costs or expenses for which the other party is responsible, such party shall reimburse the other party within 30 days of the date the responsible party receives an invoice for such costs and expenses.

       X. MISCELLANEOUS

               A. Oil, Gas and End Product Imbalances. Prorationing of accounts, as described in Section 5.1, is not applicable to an imbalance in Seller's production account, whether or not a gas or oil delivery balancing agreement is in effect. Regardless of whether Seller is overproduced or underproduced as to its share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such over or underproduction with third parties or under a pipeline imbalance prior to or as of the Effective Date shall transfer to Buyer on the Effective Date, and Seller shall have no further liability therefore nor benefit therefrom (whichever the case may be) and as of the Effective Date, Buyer assumes any such obligation or credit. If Seller is a party to a gas balancing agreement(s) or other reconciliation obligations pursuant to any commingling authority covering all or a portion of the Assets, Buyer shall assume all rights and duties of Seller pursuant thereto. If all or a portion of the Assets are not covered by a gas balancing agreement or other reconciliation obligations pursuant to any commingling authority, Buyer shall fulfill its obligations under this provision in accordance with applicable law. Buyer agrees to indemnify, defend and hold Seller harmless against any and all losses, claims, suits and liabilities arising directly or indirectly out of Buyer's failure to fulfill its obligation under this provision.

               B. Insurance. With regard to any Seller operated properties:

                    a) Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by Chevron Corporation for itself and its subsidiaries and affiliates (such policies are herein called "Chevron Policies").

                    b) Seller and Buyer agree that, as of the Closing Date, all of the Chevron Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the Chevron Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

                    c) In the event that any claim is hereafter made under or with respect to any of the Chevron Policies by or through Buyer or any person subrogated to its rights, Buyer shall indemnify and defend Seller and its affiliates against and shall hold them harmless from such claim and all costs and expenses (including without limitation attorneys' fees) related thereto.

               C. Force Majeure. In the event any physical asset(s), including fixtures and improvements, valued at less than twenty-five (25%) percent of the Purchase Price and to be sold hereunder is damaged by fire or other calamity before Closing, Seller may repair the damage at its cost or, at its sole option, either reduce the Purchase Price by the cost of the damage or withdraw the damaged Asset from the sale and reduce the Purchase Price by the undamaged value thereof. Should Buyer and Seller not agree as to the amount of such price reduction or if the amount of the price reduction, as mutually agreed, exceeds twenty-five (25%) percent, either Buyer or Seller may terminate this Agreement, in which event the Deposit shall be refunded to Buyer.

               D. Books and Records. With the exception of books of account, tax returns and correspondence relating thereto, technical and interpretive data excluded from this sale, any documents of overall significance to Seller's business and all of the Excluded Assets, Seller shall deliver to Buyer at Closing or within a reasonable time thereafter copies of the Records.

               E. Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.

               F. Assignment. Prior to Closing Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns. After Closing, Buyer may not sell, transfer, assign or sublease delegate any rights or interests acquired under this Agreement and the Assignment or delegate any duties assumed thereunder without any such grantee, transferee, assignee, sublessee or delegee having agreed in writing to be bound by all of the terms and provisions contained in this Agreement and the Assignment, and any such grantee, transferee, assignee, sublessee or delegee shall assume all duties and obligations set forth herein and therein or arising herefrom and therefrom; and any such transfer, assignment, sublease or delegation shall so provide. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under the Assignment. Buyer further agrees to give Seller notice before Buyer transfers, sells, assigns, subleases or delegates any rights or interests acquired under this Agreement, and to attach a copy of this Agreement to any agreement or other document by which the Buyer effects the transfer, sale, assignment, sublease or delegation of any rights or interests acquired under this Agreement.

               G.  Entire  Agreement.  This  Agreement  constitutes  the  entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Buyer with respect to such matters. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer only and not for the benefit of third parties.

               H. Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

                  If to Seller:                       If to Buyer:

                  Chevron U.S.A. Inc.                 Denbury Management, Inc.
                  1301 McKinney                       17304 Preston Road
                  Suite 1622                          Suite 200
                  Houston, TX 77010                   Dallas, Texas 75252
                  Attn: K.O. Rice                     Attn: Lynda F. Perrard
                  Manager, Property Enhancement       V.P. Land

                  Fax No.:                            Fax No.:
                  713-754-5088                        972-380-6967

               or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

               I. Governing Law. This Agreement shall be governed by the laws of the State of Texas without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.

               J. Confidentiality. Buyer acknowledges that all information furnished or disclosed pursuant hereto must remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein "Representatives") who have agreed, prior to being given access to such information, to be bound by the terms of this Agreement. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and its Representatives shall promptly return to Seller any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof. Notwithstanding the provisions of Section 11.8, nothing in this Section 11.11 and this Agreement shall have the effect, prior to Closing, of terminating, modifying or superseding that certain Confidentiality Agreement dated October 7, 1997, between Buyer and Seller.

               K. Conflict of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Buyer nor any director, employee or agent of Buyer shall give to or receive from any director, employee or agent of Seller any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Buyer nor any director, employee or agent of Buyer shall enter into any business relationship with any director, employee or agent of Seller (or of any affiliate of Seller), unless such person is acting for and on behalf of Seller, without prior written notification thereof to Seller. Each party shall promptly notify the other party of any violation of this Section 11.12, and any consideration received by a party as a result of such violation shall be paid over or credited to the other party. Each party, or its designated representative(s), may audit any and all records of the other party for the sole purpose of determining whether there has been compliance with this Section 11.12.

               L. Default. Seller shall notify Buyer in the event that Seller becomes aware that Buyer or Buyer's successors or assigns have failed to satisfy one or more obligations assumed by Buyer pursuant to the terms of this Agreement, the Assignments, and/or any amendments thereto (any such failures hereinafter referred to as "Defaults"). Buyer shall correct or redress or respond to or begin to correct or redress or respond to such Defaults within thirty (30) days after receipt of such written notice or such lesser or greater time as may be dictated by any emergency situation or as required by applicable agreements or as required by any law, order, rule or regulation of any governmental authority.

               If (i) within such time as defined hereinabove, Buyer does not correct or redress or respond to or begin to correct or redress or respond to such Defaults, or (ii) after beginning such efforts Buyer does not correct or redress such Defaults within a reasonable amount of time and within the time required by any applicable agreements or required by any law, order, rule or regulation of any governmental authority, or (iii) Seller is unable to locate Buyer in order to notify Buyer after reasonable efforts to do so, Seller, at its option, may endeavor to and shall be authorized to plug and abandon well(s), remove facility(ies) or equipment or restore the surface area(s), or otherwise correct such defaults, or cause such to be done provided that Seller shall exercise reasonable discretion and endeavor to accomplish only that necessary to remedy such Defaults, all at the entire cost, risk, expense of Buyer except that Buyer shall not be responsible for costs and expenses of any such work done by Seller or Seller's affiliates in excess of amounts typically charged by unaffiliated third parties for like or similar services in the area, and furthermore, Buyer shall only be liable for costs attributable to Buyer's interest to be acquired pursuant to the terms of this Agreement. Compliance with the Notice Requirements under Section 11.9 of this Agreement shall be considered as sufficient notice under this Section.

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               Within a  reasonable  period of time  after any such  efforts  by
               Seller to correct or redress such Defaults, Seller shall furnish Buyer at its last known address with detailed invoices and supporting documentation for expenses incurred by Seller in the efforts to correct such Defaults, including appropriate charges
               for  overhead,   salaries,   legal  costs,  permits,   penalties,
               interest, or other losses or expenses incurred for or by Seller or Seller's employees for the purpose of correcting or redressing such Defaults. In the event that Buyer does not pay Seller within fifteen (15) days after the mailing of said invoices and supporting documentation, Seller shall be entitled to reimburse itself for such invoices by recovering such sums under the Escrow Agreement. Any such recovery by Seller under the Escrow Agreement shall satisfy only those liabilities and obligations of Buyer with respect to the particular Default and only to the extent that Seller has been reimbursed therefor by recovery under the Escrow Agreement.

               Seller's right to proceed in the manner above described to correct or redress Defaults of Buyer or its successors or assigns is not intended to be nor shall it limit or be exclusive of any other right or remedy, whether personal or "in rem", available to Seller under this Agreement, the Assignments, and/or any amendments thereto, or otherwise by law, all of which remedies are expressly and fully ratified, granted and reserved to Seller. Seller shall in no event be obligated to satisfy any Defaults by Buyer or its successors or assigns.

               The recovery by Seller of amounts under the Escrow Agreement is not intended and shall not be deemed to be a waiver by Buyer of any claim, protest, dispute or cause of action conceding the amount or nature of the activities performed by Seller pursuant to this Section 11.13 or the necessity thereof or the amounts expended therefor. Notwithstanding any recovery by Seller of amounts under the Escrow Agreement, Buyer shall have the right to pursue in any manner all rights and remedies available to it in connection with any such claim, protest, dispute or cause of action.

               M. Survival. The terms and provisions of this Agreement shall survive the Closing.

               N. Brokers' Fees. Seller and Buyer warrant that neither has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to this agreement for which the other shall have responsibility. All fees, costs, and expenses incurred by Seller or Buyer relating to this agreement shall be paid by the party incurring same. All recording and transfer fees shall be paid by Buyer.

               O. Commissions or Fees. Each of Buyer and Seller, for itself and for its respective directors, partners, employers, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Agreement, neither it nor any of its directors, employees, partners or agents has given to or received from the other party, for any such party's directors, partners, employees or agents any commission, fee, rebate, gift or other thing or service in connection with this Agreement, and Buyer and Seller each agree that its books and records shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

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

               P. Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

               Q. Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

               R. Exhibits. All of the Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as a part of the execution of this Agreement.

               S. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any adverse manner to the other party.

               T. Expenses and Recording. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. Buyer shall be responsible for the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer and Buyer shall bear all required documentary, filing and recording fees and expenses incurred in connection therewith.

               U. Nominations and Accounting Procedures. The parties hereto agree that starting with February 1, 1998 production, Buyer will begin nominating, marketing, and performing the accounting responsibilities and procedures, including payment of royalties, on the Assets.

               V. Removal of Signs and Markers. Buyer shall, at its own expense and in a timely manner after the Effective Date or Closing, whichever is later, remove all lease and well signs and placards which indicate Seller's prior ownership in the Assets and erect or install signs and placards as may be required by state or other governmental agencies indicating the Buyer as the owner-operator of the Assets.

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


               W. CONSPICOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE,, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

               X. Gas Contract(s). All or a portion of the natural gas produced from the Assets covered hereby has heretofore been committed to the following gas contract(s): Natural Gas Purchase Contract No.1389, dated March 1, 1997 and month to month thereafter, by and between Pan Energy Field Services, Inc., as Buyer and Chevron U.S.A. Production Company, as Seller.

               11.25 Disclosure of Royalty Valuation Claims, Demands and/or Lawsuits. Seller hereby notifies Buyer, and Buyer hereby acknowledges, that the leases to be assigned pursuant hereto may be subject to the following lawsuit(s): (1) that certain lawsuit styled Stanley, et al v. Gulf, et al, a purported nationwide class action filed in U.S. District Court, Southern District of Mississippi alleging federal antitrust violations and asserting other non-federal claims arising from the alleged underpayment of royalty based on Seller's use of the posted price of crude oil allegedly set below market value (also includes discovery requests for natural gas and processed products); (2) that certain lawsuit styled McMahon Foundation et al v. Amerada Hess Corporation, et al, a purported nationwide class action filed in U.S. District Court, Southern District of Texas, alleging defendants violated federal antitrust statutes through payment of royalties based on posted prices allegedly set below market value; (3) that certain lawsuit styled Randolph Energy, Inc. v. Amerada Hess Corporation, et al, a purported nationwide class action filed in U.S. District Court , Southern District of Mississippi, alleging defendants violated federal antitrust statutes through payments to royalty and working interest owners based on posted prices allegedly set below market value, alleging violations of contracts, certain covenants and specific Mississippi statutes;and (4) that certain lawsuit styled R..M. Lovelace, et al. v. Amerada Hess Corporation, et al, a purported nationwide class action filed in Circuit Court of Escambia County, Alabama, alleging defendants violated state antitrust statutes of Alabama and other states through payments to royalty and working interest owners based on posted prices allegedly set below market value. The leases to be assigned pursuant hereto may also be subject to claims, demands and/or lawsuits which may be substantively similar to the above named lawsuit(s).

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


               Notwithstanding anything to the contrary contained herein, for events occurring prior to the effective date hereof, Buyer shall have no liability for any damages resulting from the above named lawsuit(s) or any claims, demands and/or lawsuits which may be substantively similar to the above named lawsuit(s), such liability shall be retained by Seller, and Seller shall indemnify Buyer for any costs incurred by it in conjunction with said suits.

               Seller further hereby notifies Buyer, and Buyer hereby acknowledges, that a civil action was filed on October 30, 1997, styled L.H. Martin v. Chevron U.S.A. Inc. in the Circuit Court of the First Judicial District of Jasper County, Mississippi, being Civil Action No. 97-0065. Notwithstanding anything to the contrary contained herein, for events occurring prior to the Effective Date, Buyer shall have no liability for any damages resulting from the named lawsuit and Seller shall indemnify Buyer for any costs incurred by it in conjunction with said suit.

               11.26 Convenant Running With The Land. All obligations and indemnities in this Agreement including, but not limited to, Sections 3.3, 4, 8.4, 8.5 and 8.6 are convenants running with the real property to be sold pursuant to this Agreement.

               11.27 COVENANTS, ASSIGNMENTS AND CONTINUING OBLIGATIONS. It is the intent and effect of this Asset Sale Agreement that the transfer of any Assets by Buyer or any future assignment made by Buyer shall not in any way diminish, compromise, extinguish, or effect a release of Seller's rights against Buyer, or Buyer's obligations to Seller. It is also the intent and effect of this Asset Sale Agreement that the transfer of any Assets by Buyer or any future assignment made by Buyer shall create rights in favor of Seller under this Asset Sale Agreement and under any subsequent agreements or assignments pertaining to the Assets, and that the Seller is a third party beneficiary of such subsequent agreements or assignments, so that the party to whom Buyer transfers or assigns any Assets shall likewise be bound to Seller for performance of Buyer's obligations to Seller under this Asset Sale Agreement. Buyer specifically agrees and warrants that in the event of any future conveyance of the Assets (in whole or in part) by Buyer, Buyer shall require that as part of the conveyance the party to whom the Assets are conveyed shall agree to be bound by and subject to all of Buyer's obligations to Seller and shall fulfill those obligations. Buyer further agrees, understands and warrants that in the event of any future conveyance of the Assets (in whole or in part) by Buyer, Buyer shall remain bound and subject to all of Buyer's obligations to Seller and shall remain responsible for fulfilling those obligations even though Buyer has conveyed the Assets. Buyer further agrees, understands and warrants that any future assignment of any Assets must also be accompanied by the assignees' acceptance of the obligations that Buyer owes to Seller. The obligations and responsibilities of Buyer to Seller, and of Buyer's assignees to Seller, shall be joint and several and shall run with the Assets assigned so that any subsequent assignee also accepts the same obligations to Seller, without Buyer or any assignees being released of any of their obligations to Seller. Such obligations shall include, but not be limited to, those involving abandonment obligations, covenants, terms, conditions, indemnities, liabilities, and assumed risks.

               11.28 Notwithstanding anything else to the contrary, Seller shall remain liable for personal injury or wrongful death claims or lawsuits arising out of operation or ownership of the Assets prior to the Effective Date for which claim is made or suit filed within two (2) years of the Effective Date.


EXECUTED as of the date first above written.



      SELLER:                                   BUYER:
CHEVRON U.S.A. INC.                             DENBURY MANAGEMENT, INC.


By:                                             By:
                                                ____________________________
Name: ________________________________          Name: Lynda F. Perrard
      Assistant Secretary                       Title: Vice President-Land



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